                                                                    EXHIBIT 2.1
                                                                 EXECUTION COPY








                   -------------------------------------------



                            ASSET PURCHASE AGREEMENT

                                 by and between

                           EXECUTIVE CONFERENCE, INC.

                                       and

                             THE BUYER NAMED HEREIN







                                November 30, 2001


                   -------------------------------------------

                                TABLE OF CONTENTS

ARTICLE   I..................................................................1
        DEFINITIONS..........................................................1
                  Section  1.1   Definitions.................................1
                  Section  1.2   Construction................................6


ARTICLE   II.................................................................7
         PURCHASE AND SALE...................................................7
                  Section  2.1   The Sale....................................7
                  Section  2.2   Excluded Assets.............................8
                  Section  2.3   Assumed Obligations.........................9
                  Section  2.4   Excluded Liabilities........................10
                  Section  2.5   Assumption of Certain Leases and Contracts..10


ARTICLE   III................................................................11
         PURCHASE PRICE......................................................11
                  Section  3.1   Purchase Price..............................11
                  Section  3.2   Allocation of Purchase Price................11


ARTICLE   IV.................................................................12
         THE CLOSING.........................................................12
                  Section  4.1   Time and Place of Closing...................12
                  Section  4.2   Payment of Purchase Price...................12
                  Section  4.3   Deliveries by the Seller....................12
                  Section  4.4   Deliveries by the Buyer.....................13


ARTICLE   V..................................................................14
         REPRESENTATIONS AND WARRANTIES OF THE SELLER........................14
                  Section  5.1   Organization; Qualification.................14
                  Section  5.2   Authority Relative to this Agreement........14
                  Section  5.3   Consents and Approvals; No Violation........15
                  Section  5.4   Financial Statements........................15
                  Section  5.5   Title to Assets.............................15
                  Section  5.6   Real Property Leases........................15
                  Section  5.7   Environmental Matters.......................16
                  Section  5.8   ERISA; Benefit Plans........................17

                  Section  5.9    Certain Contracts and Arrangements.........18
                  Section  5.10  Legal Proceedings and Judgments.............18
                  Section  5.11  Compliance with Laws........................18
                  Section  5.12  Taxes.......................................18
                  Section  5.13  Intellectual Property.......................19
                  Section  5.14  Labor and Employment Matters................19
                  Section  5.15  Continuation of Business....................19
                  Section  5.16  Transferable Permits........................20
                  Section  5.17  No Finders..................................20
                  Section  5.18  Disclaimer of other Representations
                                 and Warranties..............................20


ARTICLE   VI.................................................................20
         REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................20
                  Section  6.1   Organization................................20
                  Section  6.2   Authority Relative to this Agreement........21
                  Section  6.3   Consents and Approvals; No Violation........21
                  Section  6.4   Availability of Funds.......................21
                  Section  6.5   Legal Proceedings and Judgments.............21
                  Section  6.6   No Finders..................................21
                  Section  6.7   Knowledge of Breach.........................22


ARTICLE   VII................................................................22
         COVENANTS OF THE PARTIES............................................22
                  Section  7.1   Conduct of Business.........................22
                  Section  7.2   Access to Information.......................22
                  Section  7.3   Expenses....................................23
                  Section  7.4   Further Assurances..........................23
                  Section  7.5   Public Statements...........................25
                  Section  7.6   HSR Filing..................................25
                  Section  7.7   Fees and Commissions........................25
                  Section  7.8   Tax Matters.................................25
                  Section  7.9   Employees...................................26
                  Section  7.10  Litigation Support..........................28
                  Section  7.11  Notification................................28
                  Section  7.12  Submission for Bankruptcy Court Approval....29
                  Section  7.13  Notification to Creditors...................31


ARTICLE   VIII...............................................................31
         CONDITIONS TO CLOSING...............................................31
                  Section  8.1   Conditions to Each Party's Obligations to
                                 Effect the Closing..........................31

                                                        ii

                  Section  8.2   Conditions to Obligations of the Buyer......31
                  Section  8.3   Conditions to Obligations of the Seller.....32


ARTICLE   IX.................................................................33
         TERMINATION AND ABANDONMENT.........................................33
                  Section  9.1   Termination.................................33
                  Section  9.2   Procedure and Effect of Termination.........34


ARTICLE   X..................................................................35
         MISCELLANEOUS PROVISIONS............................................35
                  Section  10.1  Amendment and Modification..................35
                  Section  10.2  Waiver of Compliance; Consents..............35
                  Section  10.3  Survival....................................35
                  Section  10.4  No Impediment to Liquidation................36
                  Section  10.5  Notices.....................................36
                  Section  10.6  Assignment..................................37
                  Section  10.7  Governing Law...............................37
                  Section  10.8  Counterparts................................37
                  Section  10.9  Schedules and Exhibits......................37
                  Section  10.10 Entire Agreement............................37
                  Section  10.11 Bulk Sales or Transfer Laws.................38
                  Section  10.12 Submission to Jurisdiction..................38
                  Section  10.13 No Strict Construction......................38

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
--------
Exhibit A       -       Form of Bill of Sale
Exhibit B-1     -       Form of Instrument of Assignment and Assumption
                        (General)
Exhibit B-2     -       Form of Instrument of Assignment and Assumption
                        (Real Property Leases)
Exhibit C       -       Form of Bid Procedures Order
Exhibit D       -       Form of Sale Order

SCHEDULES               Referenced in:
---------               -------------
Schedule 1.1(3) -       Section 1.1
Schedule 2.1(h) -       Section 2.1(h)
Schedule 2.2(e) -       Section 2.2(e)
Schedule 2.3(f) -       Section 2.3(f)
Schedule 5.1    -       Section 5.1
Schedule 5.4    -       Section 5.4
Schedule 5.5    -       Section 1.1, Section 5.5 and Section 7.4(a)
Schedule 5.6    -       Section 1.1, Section 2.5(a), Section 5.6 and Section 5.9
Schedule 5.7    -       Section 2.3(a) and Section 5.7
Schedule 5.8    -       Sections 5.8(a), (c) and (d)
Schedule 5.9    -       Section 1.1, Section 2.5(a) and Section 5.9
Schedule 5.10   -       Section 5.10
Schedule 5.12   -       Section 5.12
Schedule 5.13   -       Section 5.13
Schedule 5.14   -       Section 5.14
Schedule 5.15   -       Section 5.15
Schedule 5.16   -       Section 5.16
Schedule 6.5    -       Section 6.5
Schedule 7.1    -       Section 7.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement"), is made as of November 30, 2001, by and between Executive Conference, Inc., a New Jersey corporation (the "Seller") and Summit Acquisition LLC, a Delaware limited liability company (the "Buyer").

         WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Purchased Assets (as hereinafter defined), which comprises substantially all of the assets of the Seller, upon the terms and conditions hereinafter set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "Assumed Agreements" means, other than the Excluded Agreements, any written contract, agreement, real or personal property lease, commitment, understanding or instrument to which the Seller is a party or by which the Seller is bound which relates to the Business or the Purchased Assets including, but not limited to, those listed on Annex A which Annex shall be delivered to the Buyer on or prior to December 6, 2001 (the "December 6, 2001 List") and which Annex may be amended from time to time by the Buyer in accordance with
Section 2.5(a).

         "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C.ss.ss.101, et. seq.

         "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Case originally administered in the Southern District of New York under Case No. 01-12974.

         "Bill of Sale" means the Bill of Sale to be executed and delivered by the Seller at the Closing, substantially in the form of Exhibit A attached hereto.

         "Business" means the activities carried on by the Seller for the purpose of providing audio and Internet-based conferencing services and other related services.

         "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or a day on which banking institutions in such state are authorized by law or other governmental action to close.

         "Buyer Representatives" means the Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

         "Cash Collateral Order" means that certain final cash collateral order entered by the Bankruptcy Court, dated June 13, 2001, as may be amended from time to time.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Chapter 11 Case" means the Seller's case commenced under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" shall have the meaning specified in the Confidentiality Agreement.

         "Confidentiality Agreement" means the Confidentiality and Non-Disclosure Agreement, dated as of July 9, 2001, between the Seller and the Buyer.

         "Encumbrances" means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind including, without limitation, those items listed on the Encumbrances Schedule attached hereto.

         "Environmental Laws" means all federal, state and local laws (including any common law), statutes, regulations, rules, ordinances, codes, decrees, judgments, or judicial or administrative orders relating to pollution or protection of occupational health and safety or the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity which is treated as a single employer with the Seller for purposes of Section 414 of the Code.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Agreements" means those contracts, agreements, leases, commitments, understandings or instruments to which the Seller is a party or by which the Seller is bound and which are listed or described on Annex B attached hereto. At any time and from time to time prior to the Closing Date, the Buyer may, to the extent permitted by the Bankruptcy Court, designate, by delivery of written notice to the Seller, additional contracts, agreements, real or personal property leases, commitments, understandings or instruments as Excluded Agreements; provided that the Buyer shall use its commercially reasonable efforts to finalize any additions to Annex B as soon as possible; and provided further that any additions to Annex B may not be removed.

         "Final Order" means with respect to the consents required from all Governmental Entities, an action by any such Governmental Entity that has not been revised, stayed, enjoined, set aside, annulled or suspended, or where the time period for any further action by such Governmental Entity has expired without further action by such Governmental Entity. In the case of any consents required of a Governmental Entity, such consent by such Governmental Entity shall not be deemed a Final Order if (x) there is a timely request for stay, appeal, reconsideration, review or rehearing challenging the action by such Governmental Entity, (y) such challenge alleges that the consummation of the transactions contemplated by this Agreement are unlawful and could not be made lawful regardless of any actions taken by the Seller or the Buyer which would not otherwise create a Material Adverse Effect and (z) such challenge has substantial probability of success on the merits.

         "Governmental Entity" means any federal, state or local governmental or regulatory authority, department, agency, commission, body or other governmental entity.

         "Hazardous Substances" means (a) any petrochemical or petroleum products, oil, coal tar, or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation or other equipment that contains dielectric fluid which may contains polychlorinated biphenyls and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "solid wastes," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" under any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Instrument of Assignment and Assumption" means the Instrument of Assignment and Assumption to be executed and delivered by the Buyer and the Seller at the Closing, substantially in the form of Exhibit B-1 and Exhibit B-2 attached hereto.

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures,
(ii) trademarks, service marks, trade dress, trade names, corporate names (including the "ECI" name; excluding the name "Teligent"), logos (to the extent that the name "Teligent" is not a part of any such logos) and Internet domain names (including the "calleci.com" domain name), together with all goodwill associated with each of the foregoing, (iii) copyrights, software (including all software and intellectual property relating to the "overflow" technology) and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information and inventions and (vi) rights under any license agreements for any of the foregoing.

         "Knowledge" means, (a) with respect to the Seller, as to a particular matter, the actual knowledge of any of Eugene Davis, Thomas Calderone, Kristen McKinney or Bernard J. Weschke, and (b) with respect to the Buyer, as to a particular matter, the actual knowledge of any of Christopher J. Stadler, David
A. Tayeh, Andrew D. Beckman and Sherief Hammad, in each case without independent investigation.

         "Material Adverse Effect" means any change or changes in, or effect on, the Business or the Purchased Assets that is individually, or are in the aggregate, reasonably likely to be materially adverse to the financial condition of the Business and the Purchased Assets, taken as a whole, other than: (a) any change or effect resulting from any change in laws, rules, regulations, orders or other binding directives issued by any Governmental Entity or any change in the amount or structure of rates or tariffs applicable to the Business, (b) any change or effect resulting primarily from or arising primarily in connection with this Agreement or any of the transactions contemplated hereby (including any announcement with respect to this Agreement or any of the transactions contemplated hereby), (c) changes in (i) economic, regulatory or political conditions generally or (ii) general business or economic conditions relating to any industries in which the Seller participates, which is not specific to the Seller, or (d) any change in or effect on the Purchased Assets or the Business which is cured (including by the payment of money) by the Seller or any of its Affiliates before the Termination Date.

         "Merger Agreement" means the Agreement and Plan of Merger and Reorganization by and among Teligent, the Seller, and Graham Sampson, Michael Nazaruk, Sampson Family 2000 Trust and Nazaruk Family Trust, dated as of August 16, 2000.

         "Mutual Release" means that certain mutual settlement and release between Teligent (on behalf of itself and its Affiliates) and ECI, on the one hand, and Graham Sampson, Sampson Family 2000 Trust and Linda Sampson, on the other, dated as of the date hereof.

         "Permits" means all permits, approvals, authorizations, certificates, consents, franchises, licenses, concessions and rights issued or authorized by any Governmental Entity (as amended or modified) to, or held by, the Seller and used in connection with the Business.

         "Permitted Encumbrances" means (a) those Encumbrances set forth in
Schedule 1.1(3), (b) those exceptions to title to the Purchased Assets listed in
Schedule 5.5, (c) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity or amount of which are being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities which do not materially interfere with the present use of the Purchased Assets, (f) all exceptions, restrictions, easements, charges, rights of way and other Encumbrances set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets, and (g) such other liens, imperfections in or failure of title, charges, easements, rights-of-way, encroachments, exceptions, restrictions and encumbrances which do not materially interfere with the present use of the Purchased Assets and neither secure indebtedness or the payment of the deferred purchase price of property.

         "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or any Governmental Entity.

         "Pre-Petition Secured Lenders" means Teligent's lenders under that certain Credit Agreement, dated as of July 2, 1998.

         "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

         "Required Consents" means, collectively, (i) the Sale Order and (ii) the Third Party Consents.

         "Sale Hearing" means the hearing of the Bankruptcy Court during which the Bankruptcy Court issues the Sale Order.

         "Sale Order" means an order of the Bankruptcy Court, certified by the clerk of the Bankruptcy Court as a true and correct copy of such order, reasonably satisfactory in form and substance to the Buyer, the Seller and their respective counsel, entered after a hearing conducted with adequate notice relating to the sale of the Purchased Assets and the assumption and assignment of the Assumed Obligations.

         "SEC" means the Securities and Exchange Commission.

         "Seller Representatives" means the Seller's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

         "Subsidiary," when used in reference to any other Person, means any Person of which outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such other Person.

         "Tax" and "Taxes" means (i) all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions attributable thereto or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify or otherwise succeed to the liability of any other Person.

         "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

         "Teligent" means Teligent, Inc., a Delaware corporation.

         "Third Party Consents" means all of the consents set forth on the Third Party Consents Schedule attached hereto.

         "Transferring Employee Records" means all personnel files related to the Transferred Employees to the extent such files pertain to (i) skill and development training and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms and (vi) job performance reviews and applications.

         "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

         Section 1.2 Construction. The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections paragraphs or clauses herein shall be to the specified Article, Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules attached hereto are made a part hereof. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to "this Agreement" shall be deemed to include the Exhibits and Schedules attached hereto. The terms "hereby," "hereto," "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term "including" when used herein without the qualifier, "without limitation," shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word, "or," shall not be construed to be exclusive.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1 The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall, by payment of the Purchase Price, purchase and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the right, title and interest that the Seller possesses and has the right to transfer in and to all of the assets and properties of every kind used in, related to or necessary for the conduct of the Business or otherwise owned or used by the Seller other than the Excluded Assets, including, but not limited to, the assets described below (collectively, the "Purchased Assets"):

                  (a) all inventories of supplies, materials and critical spares used in connection with the Business on the Closing Date;

                  (b) all of the Seller's accounts and notes receivable as of the Closing Date;

                  (c) all machinery, equipment, vehicles, furniture and other tangible personal property used in connection with the Business;

                  (d) the Assumed Agreements, in each case, to the extent the same are assignable;

                  (e) all Permits, in each case, to the extent the same are assignable (the "Transferable Permits");

                  (f) all confidentiality, noncompete or nondisclosure agreements executed by employees of the Seller relating to the Business, in each case to the extent the same are assignable;

                  (g) originals or copies of all Transferring Employee Records, books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Seller relating specifically to the Purchased Assets, including books of account, all customer lists, billing records and other customer correspondence relating to the Business, all regulatory filings and other books and records relating to the rates and services provided by the Seller in connection with the operation of the Business;

                  (h)  except as set forth on Schedule 2.1(h) and subject to
         Section 2.2(c), all of the rights, claims or causes of action of the Seller against third parties related to the Purchased

         Assets, the operation of the Business or the Assumed Obligations, except where such rights, claims or causes of action relate to Excluded Liabilities; to the extent such rights, claims or causes of action relate to both Assumed Obligations and Excluded Liabilities, the Buyer and the Seller shall share such rights, claims or causes of action in the same proportion as their respective liabilities bear to the total liability relating to those rights, claims or causes of action;

                  (i) any assets purchased or to be purchased by the Seller pursuant to Section 7.4(d);

                  (j) all Intellectual Property used in connection with the Business, together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property;

                  (k)  all customer deposits and advances; and

                  (l) any and all prepaid workers compensation premiums with respect to the Transferred Employees.

         Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following property or assets of the Seller (the "Excluded Assets"):

                  (a) cash (including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller), cash equivalents (including marketable securities and short-term investments), security deposits (including the restricted cash related to the letters of credit issued as of March 16, 2001 in the aggregate amount of $2,500,000 in favor of ADB Associates LLC) and bank deposits;

                  (b) rights to any Tax refunds of the Seller, whether such refund is received as a payment or as a credit against future Taxes;

                  (c) the Seller's causes of action, choses of action and rights of recovery pursuant to Sections 544 through 550 and Section 553, and any other avoidance actions under any other applicable provisions, of the Bankruptcy Code;

                  (d) subject to Section 7.2, the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, and any books, records or the like of the Seller other than those books, records, and the like specifically described in Section 2.1(g);

                  (e)  all of the assets set forth in Schedule 2.2(e);

                  (f) any and all prepaid workers compensation premiums with respect to the Other Employees;

                  (g)  all intercompany receivables owed to the Seller;

                  (h) claims against current or former directors, officers or other employees of, or agents, accountants or other advisors of or to, the Seller;

                  (i)  the Excluded Agreements; and

                  (j) the rights of the Seller under this Agreement and any other agreements between the Buyer and the Seller.

         Section 2.3 Assumed Obligations. As partial consideration for the consummation of the transaction contemplated hereby, on the Closing Date, the Buyer shall execute and deliver to the Seller the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge all of the liabilities and obligations of the Seller set forth below (the "Assumed Obligations") in accordance with the respective terms and subject to the respective conditions thereof:

                  (a) except as expressly set forth in Section 2.5(b), all liabilities and obligations of the Seller under the Assumed Agreements and the Transferable Permits in accordance with the terms thereof, except, in each case, to the extent such liabilities and obligations, but for a breach or default by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default by the Seller prior to the Closing;

                  (b) all liabilities and obligations relating to any customer deposits and customer advances of the Business, in each case, to the extent that such deposits are included in the Purchased Assets;

                  (c) all liabilities and obligations assumed by, or allocated to, the Buyer pursuant to Section 7.8;

                  (d) any liability, obligation or responsibility under or related to former, current or future Environmental Laws, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law after the Closing, with respect to the ownership of the Purchased Assets or the operation of the Business; (ii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the (A) off-site treatment, disposal, storage, transportation, discharge, recycling, or the arrangement for such activities, or Release or threatened Release of Hazardous Substances at or after the Closing, in connection with the ownership of the Purchased Assets or the operation of the Business, or (B) the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from or onto any of the Purchased Assets after the Closing, including, but not limited to, Hazardous Substances contained in building materials in any of the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at, on, in, under, adjacent to or migrating from or onto any of the Purchased Assets;
         (iii) the investigation or remediation (where such investigation or remediation commences after the Closing) of Hazardous Substances that are present or have been Released after the Closing at, on, in, under, adjacent to or migrating from or onto the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials in any of the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at, on, in, under, adjacent to or migrating from any of the Purchased Assets; and (iv) the matters listed on Schedule 5.7;

                  (e) all liabilities and obligations assumed by the Buyer pursuant to Section 7.9 except as expressly provided in Section 7.9(d); and

                  (f)  all of the liabilities described on Schedule 2.3(f).

         Section 2.4 Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of the Seller relating to any period (whether or not described in this Agreement or the Schedules hereto) other than the Assumed Obligations (collectively, the "Excluded Liabilities").

         Section 2.5  Assumption of Certain Leases and Contracts. The
Sale Order shall provide for the assumption by the Seller and assignment to the Buyer, effective upon the Closing, of the Assumed Agreements set forth on a pleading submitted to the Bankruptcy Court on the following terms and conditions:

                  (a) As of the Closing, the Seller shall assume and assign to the Buyer the Assumed Agreements. The Assumed Agreements shall also be identified by the date of the Assumed Agreement (if available), the other party to the contract or lease and the address of such party set forth on Schedules 5.6, 5.9 or Annex A, as the case may be, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Assumed Agreements. Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Agreements as determined by the Seller based on the Seller's books and records. The Buyer, in its discretion, may amend Annex A (by delivery of a written notice to the Seller) until one hundred and twenty (120) days after the Closing, to add any contract, agreement, real or personal property lease, commitment, understanding or instrument which constitutes an Assumed Agreement to Annex A and the Buyer shall acquire all rights and assume all liabilities with respect to any such contract, agreement, real or personal property lease, commitment, understanding or instrument added to Annex A; provided that the Buyer shall use its commercially reasonable efforts to finalize its additions to Annex A as soon as possible.

                  (b)  Notwithstanding anything to the contrary contained in
         Section 2.5(a), to the extent there exists any default related to an Assumed Agreement which the Buyer adds to Annex A pursuant to Section 2.5(a) or if there exists on the Closing Date any default related to an Assumed Agreement, the Seller shall be responsible for any amounts to be cured pursuant to Section 365(a) of the Bankruptcy Code as a condition to the assumption and assignment of such Assumed Agreement. At or prior to the Closing, the Seller shall pay all cure amounts for the Assumed Agreements. The Seller shall promptly pay all cure amounts for any Assumed Agreement which the Buyer adds to Annex A pursuant to
         Section 2.5(a).

                  (c) Except as set forth in Section 2.5(b), the Buyer shall be responsible for all costs and expenses necessary in connection with providing adequate assurance of future performance with respect to the Assumed Agreements.

                                   ARTICLE III
                                 PURCHASE PRICE

         Section 3.1  Purchase Price. The purchase price for the
Purchased Assets shall be an amount equal to sixty million dollars ($60,000,000) (the "Purchase Price").

         Section 3.2 Allocation of Purchase Price. Prior to the Closing, the Buyer shall prepare, and the Seller shall agree to (which agreement shall not be unreasonably withheld), the allocation of the Purchase Price pursuant to
Section 1060 of the Code and the rules and regulations thereunder. The Buyer and the Seller agree to use such allocation in filing all required forms under
Section 1060 of the Code and all other Tax Returns, and the Buyer and the Seller further agree that they shall not take any position inconsistent with such allocation on any examination of any such Tax Return, in any refund claim or in any Tax litigation. Upon the request of the other, the Buyer and the Seller agree to provide the other information reasonably necessary to complete Form 8594. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594. In the event of a dispute with respect to any part of the allocation of the Purchase Price, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed allocation shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution on such differences within thirty (30) days after the date any such dispute arises, the Buyer and the Seller shall submit the disputed allocations for determination and resolution to the Bankruptcy Court, which shall be instructed to determine and report to the parties, upon such disputed allocations, and such report shall be final, binding and conclusive on the parties hereto with respect to the disputed allocations.

                                   ARTICLE IV
                                   THE CLOSING

         Section 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Obligations contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York at 10:00 A.M. (local time) no later than the fourth Business Day following the date on which the conditions set forth in Article VIII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or January 15, 2002, whichever is earlier or, to the extent permitted, waived in writing, or at such other place or time as the Buyer and the Seller may mutually agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         Section 4.2 Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer shall pay, or cause to be paid, to the Seller at the Closing an amount in United States dollars equal to the Purchase Price by wire transfer of immediately available funds to such account or accounts specified by the Seller. Such account or accounts shall be specified by the Seller in a written notice to be delivered to the Buyer no later than one Business Day prior to the Closing Date.

         Section 4.3 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver the following to the Buyer:

                  (a) the Bill of Sale, duly executed by the Seller for the personal property included in the Purchased Assets;

                  (b) all consents, waivers or approvals obtained by the Seller with respect to the Purchased Assets, the transfer of the Transferable Permits and the consummation of the transactions required in connection with the sale of the Purchased Assets contemplated by this Agreement;

                  (c)  the certificate contemplated by Section 8.2(b);

                  (d) all such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer all of the Seller's right, title and interest in, to and under all of the Purchased Assets, in accordance with this Agreement;

                  (e) certificates of title or origin (or like documents) with respect to any motor vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required or customary in order to transfer title, duly executed by the Seller;

                  (f) a certification of non-foreign status executed by the Seller that satisfies the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code;

                  (g) from the New Jersey Department of Environmental Protection, either a No-Further Action letter or Letter of Non-Applicability for the assumption by the Seller of the leases at 415 Hamburg Turnpike, Wayne, New Jersey and at 524 Hamburg Turnpike, Wayne, New Jersey, pursuant to the New Jersey Industrial Site Responsibility Act (N.J.S.A. 13:1K et. seq.) and the regulations promulgated thereunder (N.J.A.C. 7:26B et seq.);

                  (h) an executed certificate of amendment to the Seller's certificate of incorporation in a form suitable for filing with the Secretary of State of New Jersey to change Seller's name from "Executive Conference, Inc." to a different name which does not use the name "Executive Conference" or "ECI"; and

                  (i) such other agreements, documents, instruments and writings (as specified in a written notice delivered to the Seller five
         (5) days prior to the reasonably anticipated Closing Date) as are reasonably required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

         Section 4.4 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver the following to the Seller:

                  (a) the Purchase Price by wire transfer of immediately available funds to such account or accounts specified by the Seller;

                  (b) the Instrument of Assignment and Assumption with respect to the Assumed Obligations, duly executed by the Buyer;

                  (c)  the certificate contemplated by Section 8.3(b);

                  (d) all such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Obligations in accordance with this Agreement; and

                  (e) such other agreements, documents, instruments and writings (as specified in a written notice delivered to the Buyer five
         (5) days prior to the reasonably anticipated Closing Date) as are reasonably required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

         Section 5.1 Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as is now being conducted. As related to the operation of the Business, except as set forth on Schedule 5.1, the Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Seller does not have any Subsidiaries.

         Section 5.2 Authority Relative to this Agreement. The Seller has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby upon entry of the Sale Order. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Upon entry of the Sale Order, this Agreement will have been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, and subject to the receipt of the governmental consents and approvals required to be obtained pursuant to Section 8.1(b), constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

         Section 5.3 Consents and Approvals; No Violation. Subject to the receipt of the Required Consents, neither the execution and delivery of this Agreement by the Seller nor the sale by the Seller of the Purchased Assets pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Seller; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         Section 5.4 Financial Statements. The financial statements set forth on Schedule 5.4 fairly present in all material respects the financial condition and results of operations of the Seller as of and for the periods covered thereby except as set forth on Schedule 5.4.

         Section 5.5  Title to Assets. Except as set forth in Schedule
5.5 and except for Permitted Encumbrances, the Seller has, or will have as of the Closing pursuant to Sections 363(b) and (f) of the Bankruptcy Code, indefeasible title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances.

         Section  5.6  Real Property Leases.

                  (a) Schedule 5.6 lists, as of the date of this Agreement, all real property leases ("Real Property Leases") under which the Seller is a lessee or lessor or in which Seller has any leasehold interest, right or option and which are to be transferred and assigned to the Buyer on the Closing Date with respect to all real property used or occupied by the Seller in connection with the Business (the "Leased Real Property"), including all options to lease and options to renew set forth therein, and, except as set forth in Schedule 5.6, all such Real Property Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity. Except for the Real Property Leases, there are no leases, licenses or agreements to which the Seller is a party or which are necessary or material in the conduct of the Business, and which relate to the Leased Real Property.

                  (b) There is no special proceeding pending or, to the Knowledge of the Seller, threatened, in which any taxing authority having jurisdiction over any of the Leased Real Property is seeking to increase the assessed value thereof.

                  (c) There is no condemnation or eminent domain proceeding pending which relates to any Real Property and, to the Knowledge of the Seller, there is no such proceeding threatened by any relevant Governmental Entity.

                  (d)  True and complete copies of (a) all Real Property
         Leases, including all amendments, modifications and supplements thereto and (b) all deeds, easements, rights of way, title insurance policies, surveys, mortgages, zoning, planning or development resolutions, ordinances, variances, exceptions or agreements, certificates of occupancy, building permits and inspection certificates, agreements and other documents granting the Seller title to or otherwise affecting or evidencing the state of title with respect to, or pertaining to, any Leased Real Property, together with all amendments, modifications and supplements thereto have been made available to the Buyer.

                  (e) There is no administrative proceeding or legislation pending or, to the Knowledge of the Seller, threatened in which any zoning, planning or other authority having jurisdiction is seeking to materially change any of Seller's rights or privileges currently existing under any Real Property Leases.

         Section  5.7  Environmental Matters.  Except as disclosed in Schedule
5.7:

                  (a) the Seller holds, and is in compliance with, all material permits, licenses and governmental authorizations required for the Seller to conduct the Business under applicable Environmental Laws ("Environmental Permits"), and the Seller is otherwise in compliance with applicable Environmental Laws with respect to the Business and the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                  (b) the Seller has not received any written notice that it is a potentially responsible party under CERCLA or any similar State law with respect to the Business or the Purchased Assets, except for such liability under such laws as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                  (c) the Seller has not entered into or agreed to any consent decree or order, or other binding agreement with a Governmental Entity and is not subject to any outstanding judgment, decree, or judicial or administrative order relating to compliance with or liability under any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Business or the Purchased Assets where any of the foregoing would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                  (d) there are no claims, actions or proceedings under or relating to Environmental Laws pending against or relating to the Seller or, to the Knowledge of the Seller, threatened against the Seller, or relating to the Purchased Assets or the Business and, to the Knowledge of the Seller, there are no facts or circumstances that would reasonably be expected to form the basis for any such claims, actions or proceedings which in each case would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

The representations and warranties made in this Section 5.7 are the Seller's sole and exclusive representations and warranties relating to any environmental matters, including, without limitation, any matters arising under any Environmental Laws.

         Section  5.8  ERISA; Benefit Plans.

                  (a) Schedule 5.8 lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, contributed to, or required to be contributed to, by the Seller as of the date hereof on account of current or former employees of the Business (each, a "Benefit Plan").

                  (b)  Each Benefit Plan that is intended to be qualified under section 401(a) of the Code and has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would adversely affect the qualified status of such Benefit Plan.

                  (c) Except as set forth on Schedule 5.8, each Benefit Plan has been maintained, funded, and administered in material compliance with its terms, the terms of any applicable collective bargaining agreements, and all applicable laws including, but not limited to, ERISA and the Code. The Seller has no obligation to contribute to or any other liability under or with respect to any defined benefit or multiemployer plan (as such term is defined in section 3(37) of ERISA) with respect to any employee or former employee of the Business. Neither the Seller nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation that could become a liability of the Buyer.

                  (d) Except as set forth on Schedule 5.8, the Seller has no obligation to provide medical or life insurance benefits to any current or future retired or former employee of the Business other than pursuant to Part 6 of Subtitle B of Title I of ERISA.

                  (e) Neither the Seller nor any ERISA Affiliate maintains a plan or is a party to any other written contract or arrangement which would be reasonably likely to result in the payment to any employee or former employee of the Seller by the Buyer of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of the Seller as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of
         Section 280G of the Code.

         Section 5.9 Certain Contracts and Arrangements. Except for contracts, agreements, leases, commitments, understandings or instruments that are listed in Schedule 5.6 or Schedule 5.9, which shall include all agreements entered into in the ordinary course of business and which (a) involve obligations in excess of $75,000 per annum, (b) may not be terminated with less than 90 days' notice without a penalty or (c) limit the Seller's ability to engage in any line of business or compete with any Person, the Seller is not, as of the date hereof, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the Business or the Purchased Assets.

         Section 5.10 Legal Proceedings and Judgments. Except as set forth in Schedule 5.10, there are no material claims, actions, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against or relating to the Seller before any court or other Governmental Entity acting in an adjudicative capacity. Except as set forth in Schedule 5.10, to the Knowledge of the Seller, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court or other Governmental Entity.

         Section 5.11  Compliance with Laws. Except as set forth on
Schedule 5.1 or Schedule 5.12, the Seller is in compliance with all laws, statutes, orders, rules, regulations, ordinances, or judgments of any Governmental Entity applicable to it, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

         Section 5.12 Taxes. Except as disclosed on Schedule 5.12 with respect to each of the following subsections (a)-(c):

                  (a) The Seller has filed, within the time and in the manner prescribed by law, all federal, state and local Tax Returns and reports required to be filed by it with respect to the Purchased Assets and has paid all Taxes shown to be due thereon. All such Tax Returns and reports were true, correct and complete in all material respects. All taxes that the Seller is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid to the appropriate taxing authority. There are no outstanding assessments or Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing, in any liens for Taxes on any of the Purchased Assets. There is no pending or, to the Knowledge of the Seller, threatened United States federal or applicable state or local Tax audits involving either the Seller or any of its Affiliates the adverse determination of which could result in a lien upon the Purchased Assets. There is no obligation to file Tax Returns in any jurisdiction in which the Seller is not currently filing such returns.

                  (b) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Purchased Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                  (c) The Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

         Section 5.13 Intellectual Property. Schedule 5.13 attached hereto sets forth all of the following that are owned by the Seller: (i) patents and patent applications, (ii) registered trademarks and service marks and applications therefor and Internet domain names and (iii) registered copyrights and applications therefor (the "Registered Intellectual Property"). Except as set forth on Schedule 5.13, the Seller owns all of the Registered Intellectual Property, free and clear of all Encumbrances (other than the Permitted Encumbrances).

         Section 5.14 Labor and Employment Matters. Except as set forth on Schedule 5.14: (a) the Seller is not a party to or bound by any collective bargaining agreement or relationship with any labor organization; (b) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (c) to the Knowledge of the Seller, no union organizing efforts are underway or threatened; (d) no labor strike, work stoppage, slowdown, or other material labor dispute is underway or, to the Knowledge of the Seller, is threatened; and, (e) there is no labor or employment-related claim, charge, complaint or investigation pending or, to the Knowledge of the Seller, threatened in any forum that, if adversely decided, is likely to have a Material Adverse Effect.

         Section 5.15  Continuation of Business. Except as set forth on
Schedule 5.15, the Purchased Assets transferred to the Buyer at the Closing, excluding any Assumed Agreements that are not on the December 6, 2001 List, will be sufficient to enable the Buyer to operate the Business immediately following the Closing in a manner not materially different from the manner in which the Seller operated the Business on the date immediately preceding the Closing Date.

         Section 5.16 Transferable Permits. Set forth on Schedule 5.16 is a true and complete list of (a) all Transferable Permits; (b) all pending applications for Permits that would be Transferable Permits, if issued or granted; and (c) all pending applications for modification, extension, or renewal of Transferable Permits. The Transferable Permits are all of the Permits required to be issued to conduct the Business as currently conducted and the Transferable Permits are validly issued and in full force and effect, except where the failure to possess any such Permit or the failure of any such Permit to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, the Seller is in compliance with (i) its obligations under each of the Transferable Permits owned, held or possessed by it; and (ii) the rules and regulations of the Governmental Entity issuing such Transferable Permit, except in each case where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, there is not pending or, to Seller's Knowledge, threatened before any Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint, or investigation against the Seller relating to any of the Transferable Permits that could reasonably be expected to have a Material Adverse Effect.

         Section 5.17 No Finders. Neither the Seller nor any Affiliate of the Seller is obligated to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement, except that Teligent is obligated to pay upon consummation of the transactions contemplated hereby, a fee to The Blackstone Group L.P. who has been retained by Teligent to serve as financial advisor.

         Section 5.18 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Article V, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Purchased Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article V, the Buyer is purchasing the Assets on an "as-is, where- is" basis. Without limiting the generality of the foregoing, the Seller makes no representation or warranty regarding any assets other than the Purchased Assets, and none shall be implied at law or in equity.


                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         As an inducement to the Seller to enter this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

         Section 6.1 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         Section 6.2 Authority Relative to this Agreement. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the members and board of managers of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

         Section 6.3 Consents and Approvals; No Violation. Subject to the receipt of the Required Consents (other than the Third Party Consents), neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Obligations pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the organizational documents of the Buyer; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, and except for such breaches or defaults that would not materially affect Buyer's ability to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect").

         Section 6.4 Availability of Funds. The Buyer will have sufficient funds available to it on the Closing Date to pay the Purchase Price.

         Section 6.5 Legal Proceedings and Judgments. Except as set forth in Schedule 6.5, to the Knowledge of the Buyer, there are no claims, actions, proceedings or investigations pending or threatened against or relating to the Buyer before any court or other Governmental Entity acting in an adjudicative capacity, which individually or in the aggregate would have a Buyer Material Adverse Effect.

         Section 6.6 No Finders. Neither the Buyer nor any Affiliate of the Buyer is obligated to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.

         Section 6.7 Knowledge of Breach. As of the date hereof, to the Knowledge of the Buyer, the Seller is not in breach of any of the representations or warranties made by the Seller under this Agreement.

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

         Section 7.1  Conduct of Business. Except as set forth on
Schedule 7.1(a), from the date hereof to the Closing Date, except as required by the Bankruptcy Court: (i) the Business shall be conducted only in the ordinary course of business, and the Seller shall not take any action in connection with the operation of the Business except in a manner that is not materially inconsistent with the operating and capital expenditure plan set forth on the attached Schedule 7.1(b); and (ii) the Seller shall use commercially reasonable efforts to preserve the Business substantially intact, to maintain the Purchased Assets in customary repair, order and condition (subject to ordinary wear and tear), to comply with all material laws applicable to the Business, to keep available the services of the employees of the Business, and to preserve the present relationships of the Business with customers, resellers and suppliers and other Persons with which the Business has business relations, in each case, except as contemplated hereby and taking into account the Seller's current status as a filer under Chapter 11 of the Bankruptcy Code and the Cash Collateral Order.

         Section  7.2  Access to Information.

                  (a) Between the date of this Agreement and the Closing Date, the Seller shall, during ordinary business hours, upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, agreements, documents, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request; (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by the Seller with respect to the Business with the SEC; provided, however, that (A) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business,
         (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything herein to the contrary, (x) the Buyer shall not have access to any of the Seller's customer lists, Transferring Employee Records and personnel and medical records, the disclosure of which, in the Seller's good faith judgment, could subject the Seller to any risk of liability, and
         (y) the Buyer shall keep confidential from Graham Sampson, and shall not, directly or indirectly, disclose to Graham Sampson, any specific information related to any of the Seller's customers that the Buyer gains access to pursuant to this Section 7.2(a).

                  (b) The Buyer acknowledges that it is subject to the Confidentiality Agreement. All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

                  (c) For a period of three (3) years (subject to Section 7.8(a)) after the Closing Date, each party and its representatives shall have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including, without limitation, all information pertaining to the Assumed Agreements, all Transferring Employee Records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its Affiliates; (ii) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege; and (iii) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(c). If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

         Section 7.3 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         Section 7.4  Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets in accordance with this Agreement, including without limitation using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Neither the Seller, on the one hand, or the Buyer, on the other hand, shall, without prior written consent of the other party take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, the Seller shall, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Seller's title to the Purchased Assets subject to Permitted Encumbrances and Schedule 5.5. From time to time after the date hereof, the Buyer shall, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assignment and assumption of the Assumed Obligations in accordance with this Agreement.

                  (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Seller shall, subject to
         Section 7.4(c), use commercially reasonable efforts to convey such asset to the Buyer as promptly as is practicable after the Closing.

                  (c) To the extent that the Seller's rights under any Assumed Agreement may not be assigned without the consent of another Person, which consent the Seller has used commercially reasonable efforts to obtain, but nevertheless such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller shall use its commercially reasonable efforts (without being required to make any payment to any third party or to incur any material economic burden and taking into account the Seller's status as a filer under Chapter 11 of the Bankruptcy Code) to obtain any such required consent(s) in respect of any such material Assumed Agreement as promptly as possible; and the Buyer agrees to cooperate with the Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning the Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party or to incur any economic burden.

                  (d) To the extent that any personal property lease, relating to any assets which constitute a portion of the Purchased Assets cannot be assigned to the Buyer or are not subject to arrangements described in Section 7.4(c), the Seller shall use its commercially reasonable efforts (taking into account the Seller's status as a filer under Chapter 11 of the Bankruptcy Code) to acquire the assets relating to such lease and to include them in the Purchased Assets before the Closing Date.

                  (e) As soon as practicable after the date hereof, the Seller and the Buyer shall make, at the cost of the Buyer, all necessary filings with or applications to any Governmental Entity that has issued a Transferable Permit for consent to the transfer of such Transferable Permit pursuant to the transactions contemplated herein. The Seller and the Buyer will diligently take all commercially reasonable steps to prosecute expeditiously and to obtain all necessary consents from relevant Governmental Entities for such transfer.

         Section 7.5 Public Statements. Neither the Seller nor the Buyer shall, without the prior written approval of the other, issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, except that the parties may make disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of Confidential Information.

         Section 7.6 HSR Filing. The Buyer hereby represents and warrants that no filing will be required with the Federal Trade Commission or the United States Department of Justice in connection with the transactions contemplated hereby. In the event that any such filing is required, in consideration of the reliance by the Seller on the foregoing representation and warranty, the Buyer hereby agrees to indemnify the Seller and each of its officers, directors, stockholders, employees, agents, representatives, Affiliates, successors and assigns and hold each of them harmless from and against and pay on behalf of or reimburse any such Person in respect of the entirety of any liability, claim of action, cost, damage, penalty, fine or other loss or expense (including reasonable legal expenses and costs and including any interest) which any such Person may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the failure to make any such filing. In the event that any such filing is required, the Seller and the Buyer shall promptly respond to any requests for information in connection with such filing and shall take all other reasonable actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

         Section 7.7  Fees and Commissions. The Seller and its
Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, will pay to the other or otherwise discharge, and will defend, indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

         Section 7.8  Tax Matters.

                  (a) Cooperation on Tax Matters. The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the preparation and filing of all Tax returns in connection with matters relating to or affected by the operations of the Seller prior to the Closing, including the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the making of any voluntary disclosures, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Notwithstanding anything to the contrary herein, the Buyer and the Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least thirty
         (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

                  (b) Transfer Taxes. All excise, sales, use, transfer, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and recording, filing and other fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by the Buyer. The Buyer shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Seller will join in the execution of any Tax returns and other documentation at the Buyer's request. Notwithstanding the foregoing, the Seller shall seek in the Sale Order a decretal paragraph which provides that, in accordance with Section 1146(c) of the Bankruptcy Code, the transactions contemplated hereby are steps in the formulation or anticipation of the formulation of a Chapter 11 plan for the Seller and, as such, the making or delivery of any instrument of transfer to effectuate the transactions contemplated hereby shall not be taxed under any law imposing a stamp tax or similar tax.

                  (c) Payment of Transfer Taxes. Transfer Taxes, if any, shall be timely paid, and all applicable Tax returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 7.8(b). Upon payment of any such Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.8(b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

         Section  7.9  Employees.

                  (a) Effective on the Closing Date the Buyer shall offer to hire substantially all of the employees of the Seller actively at work, or when they are able to return to active employment if on leave of absence at the Closing (other than Eugene Davis) at no less than the salary or rate of pay in effect as of the Closing Date, and with benefits that are substantially similar in the aggregate as those provided by the Seller immediately prior to the Closing Date. Each person who accepts the Buyer's offer of employment pursuant to this
         Section 7.9 shall be referred to herein as a "Transferred Employee"; provided, however, that it is understood and agreed that the Buyer shall not be obligated to retain any such employee in the employment of the Buyer, or to maintain their current terms and conditions of employment, for any specified period of time from and after the Closing Date.

                  (b) Effective on the Closing Date, the Buyer shall assume all of the Benefit Plans effective after the date hereof which Benefit Plans are set forth on Schedule 5.8, and the Seller agrees to transfer the same, together with any related plan assets, trust agreements, record-keeping contracts, insurance policies, administrative contracts and other agreements related thereto. However, notwithstanding anything to the contrary herein, the Buyer shall not be responsible (and the Seller shall retain all liability) for claims, premium payments, costs or expenses (including, without limitation, disabilities or hospitalizations) incurred or relating to periods of time occurring on or prior to the Closing.

                  (c) The Seller shall be responsible for all obligations and liabilities under the WARN Act or similar state or local laws ("WARN Obligations") arising solely as a result of its actions prior to and including the Closing Date, and shall indemnify and hold harmless the Buyer from all such obligations and liabilities. The Buyer shall be responsible for all WARN Obligations arising solely as a result of its actions after the Closing Date, and shall indemnify and hold harmless the Seller from all such obligations and liabilities.

                  (d) The Seller and the Buyer acknowledge that certain liabilities and obligations exist relating to employment taxes in respect of the Transferred Employees, and that allocation of such liabilities and obligations must be agreed upon. Accordingly, the parties agree as follows:

                           (i) The Seller's responsibility for employment tax
                  withholding and reporting in respect of the Transferred Employees will be terminated as of the date immediately preceding the Closing Date; provided that the Seller will pay, or cause to be paid, over to federal, state and local governments, in accordance with applicable law, all amounts required to be withheld with respect to compensation payable for periods prior to the Closing Date, and, except as set forth below in paragraphs (2)-(4), will file with all applicable governmental authorities employment Tax Returns and reports relating to the employment of the Transferred Employees through the day immediately preceding the Closing Date. The Seller shall reimburse the Buyer for any costs and damages that may arise out of the Seller's failure to pay such amounts and file such Tax Returns and reports.

                           (ii) The Seller and the Buyer agree to use, or to
                  cause to be used, the "Alternative Procedure" set forth in
                  Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to (a) issuing Internal Revenue Service Forms W-2 ("Forms W-2") to Transferred Employees following the Closing Date; and (b) issuing Forms W-2 to employees of the Business who are not Transferred Employees (the "Other Employees") following the Closing Date.

                           (iii) In accordance with the Alternative Procedure,
                  the Seller agrees to issue, or cause to be issued, and file, or cause to be filed, Forms W-2 to the Other Employees to whom such forms are required to be issued within the time specified in such procedure. The Buyer agrees to issue, or cause to be issued, and file, or cause to be filed, by the date prescribed by regulations promulgated by the Internal Revenue Service, Forms W-2 for wages paid through the Closing Date to the Transferred Employees to whom such forms are required to be issued, which Forms W-2 shall include the wages paid, and the taxes withheld, by both the Seller and the Buyer for the year of the Closing. As soon as is practicable after the Closing Date, the Seller shall provide the Buyer with information, including Internal Revenue Service Forms W-4, with respect to employment tax withholding and reporting related to the Transferred Employees for the taxable period beginning January 1, 2001 and ending on the date immediately preceding the Closing Date. The Seller agrees to indemnify the Buyer for any costs or damages sustained by the Buyer as a result of the inaccuracy or incompleteness of any such information so furnished by the Seller to the Buyer. The Buyer agrees to indemnify the Seller for any costs and damages sustained by the Seller as a result of the inaccuracy or incompleteness of, or failure to furnish Forms W-2 to, the Transferred Employees to whom such forms are required to be issued.

                           (iv) Except as may be set forth in this Agreement or
                  another written agreement between the Seller and the Buyer, the Buyer shall be responsible for all employment tax liabilities and obligations resulting from operations of the Business by the Buyer on or after the Closing Date.

         Section 7.10 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

         Section 7.11 Notification. The Seller shall notify the Buyer and keep it advised of the occurrence, to the Seller's Knowledge of (a) any litigation or administrative proceeding pending or, to the best Knowledge of the Seller, threatened against the Seller which could affect the Business in a material and adverse manner; (b) any material damage or destruction of any of the Purchased Assets; and (c) any material adverse change in the financial condition of the Business or the Purchased Assets, either individually or in the aggregate. The Buyer shall notify the Seller and keep it advised of the occurrences, to the Knowledge of the Buyer, of any Buyer Material Adverse Effect.

         Section  7.12  Submission for Bankruptcy Court Approval.

                  (a) The Seller shall file with the Bankruptcy Court a motion, supporting papers, notices, and a proposed procedures order, substantially in the form of the order attached hereto as Exhibit C, seeking, among other things, the Bankruptcy Court's approval of the following procedures (the "Bid Procedures"):

                           (i) without duplication, if (A) the Buyer has not
                  materially breached any of the provisions of this Agreement,
                  (B) either party terminates this Agreement in accordance with
                  Article IX hereof and (C) either (I) an order is entered by the Bankruptcy Court approving the sale of all or substantially all of the Purchased Assets to a third party who is not a Pre-Petition Secured Lender pursuant to Section 363 of the Bankruptcy Code (a "Section 363 Sale") within sixty
                  (60) days after the date of such termination and such Section 363 Sale is later consummated or (II) a plan of reorganization involving the sale of all or substantially all of the Purchased Assets or a sale of substantially all of the capital stock of the Seller to a third party who is not a Pre-Petition Secured Lender is confirmed by the Bankruptcy Court ("Plan of Reorganization") within four (4) months after the date of such termination, and such Plan of Reorganization is later substantially consummated, then the Seller shall pay to the Buyer up to $1,500,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, in addition to a break-up fee in the amount of $1,800,000;

                           (ii) without duplication, if (A) the Buyer has not
                  materially breached any of the provisions of this Agreement and (B) either party terminates this Agreement in accordance with Article IX hereof, then the Seller shall pay to the Buyer up to

                  $1,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses;

                           (iii) to the extent that the Seller conducts an
                  auction, any competing bid from a third party who is not a Pre-Petition Secured Lender must be submitted during and prior to the close of such auction as declared by the Seller and must be for all or substantially all of the Purchased Assets and the initial amount of any such third party bid must exceed the Purchase Price by an amount equal to $4,300,000;

                           (iv) any break up fee or expense reimbursement
                  payable to the Buyer under clause (i) above shall be paid by the Seller to the Buyer within two (2) Business Days after the last event which shall have caused such break-up fee or expense reimbursement to become payable under this Section;

                           (v) any expense reimbursement payable to the Buyer
                  under clause (ii) above shall be paid by the Seller to the Buyer within sixty (60) days after the last event which shall have caused expense reimbursement to become payable under this Section;

                           (vi) any break-up fee or expense reimbursement
                  payable to the Buyer shall be entitled to administrative claim treatment in the Chapter 11 Case; and

                           (vii) the Seller will not, directly or indirectly,
                  seek or solicit from any third person (a "Third Person") any inquiries, proposals or bids relating to any agreement, or propose or enter into any agreement with any Third Person, concerning the sale of all or any of the Purchased Assets or any other transaction which would render this Agreement impossible to consummate or would otherwise prevent the Seller from performing its obligation under this Agreement (collectively, a "Competitive Transaction"). Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Seller (consistent with the Seller's fiduciary duties to obtain the highest and best offer for the Purchased Assets), from (A) cooperating with or responding to unsolicited inquires from, or negotiating with, any Third Person who expresses interest in a Competitive Transaction, including granting to such Third Person access to the books, records and documents pertaining to the Seller and the Purchased Assets; (B) providing notice (by publication or otherwise) of the transactions contemplated hereby to all creditors and parties in interest and any and all Third Persons who have heretofore expressed an interest in a Competitive Transaction and otherwise as required by Section 7.13; and (C) accepting a bid from any Third Person at the auction contemplated by this Agreement, provided that the Seller's board of directors shall have determined that such bid commits such Third Person to a Competitive Transaction that is on terms more favorable to the Seller than those contained in this Agreement.

         Notwithstanding anything herein to the contrary, for purposes of this
         Section 7.12(a), "Pre- Petition Secured Lenders" shall not include any third party who acquires from and after the date of this Agreement, for purposes of consummating a purchase or acquisition of all or substantially all of the Purchased Assets or control thereover, any of the claims of the Seller's lenders under that certain Credit Agreement, dated as of July 2, 1998.

                  (b) The parties hereto shall use their respective best efforts to obtain the entry of an order approving the Bid Procedures on or prior to December 6, 2001. As soon as is practicable after the date hereof, the Seller shall file with the Bankruptcy Court a motion, supporting papers, notices, and a form of Sale Order, substantially in the form of the order attached hereto as Exhibit D (or a Confirmation Order incorporating the terms of such form of Sale Order) seeking the Bankruptcy Court's approval of this Agreement, the Seller's performance under this Agreement, assumption and assignment of the Assumed Agreements and Assumed Obligations, and the Seller's retention of the Excluded Assets.

         Section 7.13 Notification to Creditors. Seller shall provide notice of the Sale Hearing to the Federal Communications Commission and to all parties to the Assumed Agreements.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         Section 8.1 Conditions to Each Party's Obligations to Effect the Closing. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment as of the Closing Date of the following conditions:

                  (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of a material part of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

                  (b) all consents of Governmental Entities required for the consummation of the transactions contemplated by this Agreement shall have become Final Orders of the respective Governmental Entities, provided that it shall not be a condition to the Closing that a Final Order by any Governmental Entity not include any terms or conditions unless such terms and/or conditions would, either individually or in the aggregate, create a Material Adverse Effect; and

                  (c) the Bankruptcy Court shall have entered the Sale Order, and all conditions contemplated by the Sale Order to consummate the transactions contemplated hereby shall have been satisfied.

         Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of the following additional conditions:

                  (a) the Seller shall have performed and complied, in all material respects, with each of the covenants contained in this Agreement which is required to be performed and complied with by the Seller on or prior to the Closing Date, and each of the representations and warranties of the Seller which is set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date in which case it must be true and correct in all material respects as of such date) as though made at and as of the Closing Date (except for representations and warranties qualified by materiality or Material Adverse Effect, which representations shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing
         Date). Notwithstanding the foregoing, the condition in this Section 8.2(a) shall not be satisfied if the inaccuracies, in the aggregate, in the Seller's representations and warranties, ignoring for purposes of this condition any reference to materiality, Material Adverse Effect or similar qualifications, have resulted or would result in a Material Adverse Effect);

                  (b) the Buyer shall have received a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 8.2(a) have been satisfied;

                  (c) the Seller shall have filed a notice of rejection of the Merger Agreement pursuant to Section 365(a) of the Bankruptcy Code and that certain Order Pursuant to Sections 365 and 554 of the Bankruptcy Code Authorizing and Approving an Expedited Procedure for the Rejection of Executory Contracts and Unexpired Leases of Non- Residential Real Property and Abandonment of Property of the Debtors entered on June 28, 2001;

                  (d) the Bid Procedures shall be in full force and effect and shall not have been modified, vacated or reversed in any manner; and

                  (e) the Buyer shall have received the other items to be delivered pursuant to Section 4.3.

         Any condition specified in this Section 8.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

         Section 8.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of the following additional conditions:

                  (a) the Buyer shall have performed and complied, in all material respects, with each of the covenants contained in this Agreement which is required to be performed and complied with by the Buyer on or prior to the Closing Date and each of the representations and warranties of the Buyer which is set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date in which case it must be true and correct in all material respects as of such date) as though made at and as of the Closing Date (except for representations and warranties qualified by materiality or Material Adverse Effect, which representations shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing
         Date). Notwithstanding the foregoing, the condition in this Section 8.3(a) shall not be satisfied if the inaccuracies, in the aggregate, in the Buyer's representations and warranties, ignoring for purposes of this condition any reference to materiality, Material Adverse Effect or similar qualifications, have resulted or would result in a Buyer Material Adverse Effect;

                  (b) the Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section8.3(a) have been satisfied;

                  (c) the Mutual Release shall have been fully executed and delivered by all of the parties thereto; and

                  (d) the Seller shall have received the other items to be delivered to it pursuant to Section 4.4.

         Any condition specified in this Section 8.3 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.


                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

         Section 9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Seller and the Buyer;

                  (b) by the Seller, if the Closing shall not have occurred on or before February 15, 2002; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if the failure to obtain such approval within such time period results primarily from the Seller's breach of any representation, warranty or covenant contained in this Agreement;

                  (c) by the Buyer or the Seller, if any Governmental Entity, the consent of which is a condition to the obligations of the Seller and the Buyer to consummate the Closing, shall not have issued a consent within 180 days after the date hereof;

                  (d) by the Buyer, if there has been a material violation or breach by the Seller of any covenant, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer to effect the Closing and such violation or breach has not been cured by the Seller within ten (10) Business Days of receipt of written notice thereof, or waived by the Buyer;

                  (e) by the Seller, if there has been a material violation or breach by the Buyer of any covenant, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller to effect the Closing and such violation or breach has not been cured by the Buyer within ten
         (10) Business Days of receipt of written notice thereof, or waived by the Seller;

                  (f) by the Buyer, if the Bid Procedures are not approved by the Bankruptcy Court on or prior to December 6, 2001 or if the Bid Procedures are stayed, reversed or modified in a manner which materially detracts from the protections of the Buyer thereunder; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if the failure to obtain such approval within such time period results primarily from the Buyer's breach of any representation, warranty or covenant contained in this Agreement;

                  (g) by the Buyer, if the Sale Order has not been entered by the Bankruptcy Court on or prior to December 31, 2001; provided that if, prior to December 31, 2001, the auction contemplated by Section 7.12(a)(iii) has been declared closed by the Seller with the Buyer being declared the winning bidder, then the Buyer may not terminate this Agreement pursuant to this Section 9.1(g) until January 15, 2002; and provided further that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if the failure to obtain such approval within such time period results primarily from the Buyer's breach of any representation, warranty or covenant contained in this Agreement; or

                  (h) by the Buyer, if, prior to or upon the approval of the Bid Procedures by the Bankruptcy Court, the Buyer has not received written consent or consent on the record at the hearing on the Bid Procedures from the Pre-Petition Secured Lenders to a carve-out from their liens and their administrative claims for any break-up fee, or expense reimbursement, which may be due to the Buyer under this Agreement.

         Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1 (other than a termination pursuant to Section 9.1(a)), written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) said termination shall be the sole remedy of the parties hereto with respect to breaches of any covenant, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 9.2 and in Sections 7.2, 7.3, 7.5, 7.7, and 7.12 and upon a willful breach by a party in which case the non-breaching party shall have all rights and remedies existing at law or in equity;

                  (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made; and

                  (c) all Confidential Information from the Seller or any of its Affiliates shall be returned to the Seller.


                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

         Section 10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 10.3 Survival. Subject to the succeeding sentence, each and every representation, warranty and covenant contained in this Agreement shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Obligations pursuant to this Agreement, and such representations, warranties and covenants shall not survive the Closing Date, and neither of the Seller, the Buyer nor any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant. Notwithstanding the foregoing, (a) the obligations of the Buyer with respect to the Assumed Obligations and of the Seller with respect to the Excluded

Liabilities, the covenants contained in Sections 7.2(b) and (c), 7.3, 7.6, 7.7, 7.8, 7.12 and Article X shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) the covenants contained in Sections 7.4 and 7.5 shall survive until the first anniversary of the Closing Date, and (c) the covenants contained in Sections 3.2, 7.9 and 7.10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until thirty (30) days after the expiration of the applicable statutes of limitation (including all periods of extension, whether automatic or permissive).

         Section 10.4 No Impediment to Liquidation. Nothing herein shall be deemed or construed as to limit, restrict or impose any impediment to the Seller's right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations at such time as it may determine following the Closing. The Seller shall not be obligated to retain assets or employees or to continue operations following the Closing (or to retain outsource assistance) in order to satisfy its obligations hereunder.

         Section 10.5  Notices. All notices, demands and other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Seller and Buyer shall be sent to the addresses indicated below:

                  (a)      if to the Seller, to:
                           c/o Teligent, Inc.
                           460 Herndon Parkway
                           Herdon, Virginia 20170
                           Facsimile: (703) 326-4185
                           Attention:       General Counsel

                           with a copy to:

                           Kirkland & Ellis
                           200 E. Randolph Drive
                           Chicago, Illinois 60601
                           Facsimile:  (312) 861-2200
                           Attention:       James H. M. Sprayregen, Esquire
                                            Carter W. Emerson, P.C.

                  (b)      if to the Buyer, to:

                           Summit Acquisition LLC
                           c/o Gibson, Dunn & Crutcher LLP

                           200 Park Avenue
                           New York, New York 10166
                           Facsimile: 212-351-4035
                           Attention: Christopher J. Stadler

                            with copies to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Facsimile: 212-351-4035
                           Attention: E. Michael Greaney, Esquire

         Section 10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and with respect to the Seller, any entity that may succeed to substantially all the assets of the Seller, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party (provided that the Buyer may assign this Agreement or any portion hereof to any Affiliate of the Buyer or any successor of the Buyer or purchaser of the business of the Buyer (by merger, stock purchase, asset purchase or otherwise) without the prior written consent of the Seller, provided that no such assignment shall relieve the Buyer from any of its obligations hereunder), nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; provided, however, that Transferred Employees may have claims under
Section 7.9. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 10.6 shall be null and void and shall not bind or be recognized by the Seller or the Buyer. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for hereunder.

         Section 10.7  Governing Law. This Agreement and any
controversies or disputes hereunder shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.9 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         Section 10.10 Entire Agreement. This Agreement, the Confidentiality Agreement and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement. This Agreement supersedes all oral or written prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

         Section 10.11 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

         Section 10.12 Submission to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of New York. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

         Section 10.13 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the Seller and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                                SUMMIT ACQUISITION LLC

                                By:
                                         ----------------------------------
                                         Name:  David Tayeh
                                         Title:



                                EXECUTIVE CONFERENCE, INC.


                                By:      /s/ Alessandra Daigneault
                                         ----------------------------------
                                         Name:  Alessandra Daigneault
                                         Title:  Assistant Secretary

                                Solely with respect to not taking any action to cause the Seller to fail to comply with Section 7.1:

                                TELIGENT, INC.


                                By:      /s/ Alessandra Daigneault
                                         ----------------------------------
                                         Name:  Alessandra Daigneault
                                         Title:  Assistant Secretary